Exhibit 10.9

LORDSTOWN MOTORS CORP.
2020 EQUITY INCENTIVE PLAN

OUTSIDE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

Initial Award

This OUTSIDE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of [_________], 2024 (the “Date of Grant”), by and between Nu Ride Inc., a Delaware corporation (the “Company”), and [_________________] (the “Participant”), pursuant to the Lordstown Motors Corp. 2020 Equity Incentive Plan (the “Plan”).

1 Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan.

2 Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant [_________] Restricted Stock Units (the “RSUs”). Each RSU represents the right of the Participant to receive, following vesting, one Share subject to the terms and conditions of this Agreement and the Plan. The Participant shall not be a stockholder of record and shall have no voting or other stockholder rights with respect to Shares underlying the RSUs prior to the Company’s issuance to the Participant of Shares following the payment dates set forth herein (other than the right to dividend equivalents to the extent provided herein). Prior to actual settlement (or forfeiture) of any RSUs, the RSUs represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3 RSUs Not Transferrable. None of the RSUs, nor any interest therein or in any Shares underlying such RSUs, will be transferable other than by will or the laws of descent and distribution prior to settlement. Any purported transfer or encumbrance of any RSU or Shares in violation of the provisions of this Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such RSU or Shares.

4 Vesting. Subject to the terms and conditions of Section 5 and Section 6 of this Agreement, the RSUs covered by this Agreement shall vest in accordance with Schedule I hereto (each vesting date in such schedule, a “Vesting Date”), provided that the Participant shall have been in the continuous service as a Director through each Vesting Date:

For the avoidance of doubt, the RSUs covered by this Agreement are being granted solely for services performed by the Participant for the Company on or after the Date of Grant.

5 Accelerated Vesting of RSUs. Notwithstanding the provisions of Section 6 of this Agreement and subject to the settlement provisions of Section 7, outstanding and unvested RSUs may vest earlier than the times provided for in Section 4 under the following circumstances:

(a)	Death or Disability. If the Participant incurs a Separation from Service as a result of the Participant’s death or Disability prior to any Vesting Date, all of the then-outstanding RSUs covered by this Agreement that are otherwise unvested at such time of termination will vest upon such Separation from Service.

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(b)	Change in Control. Upon a Change in Control or a 409A Change in Control Event that occurs prior to any Vesting Date while the Participant is a Director, all of the then-outstanding RSUs covered by this Agreement that are unvested at such time will vest upon such event.

6 Forfeiture of RSUs. Except to the extent the RSUs covered by this Agreement have become vested pursuant to Section 4 or Section 5, the RSUs covered by this Agreement shall be forfeited automatically and without further notice on the date that the Participant ceases to be a Director.

7 Form and Time of Settlement of RSUs. Settlement in respect of the RSUs after (and only to the extent) they have become vested (including, without limitation, in connection with such event, if and as provided herein) shall be made by delivery of whole Shares (with any remaining fraction of a share delivered in cash). Such delivery shall be made within ten (10) days following the earliest to occur of the following events:

(a)	The fifth (5th) anniversary of the Date of Grant;

(b)	A “change in control event” with respect to the Company, as determined in accordance with Treas. Reg. 1.409A-3(i)(5), applying the default provisions thereof (a “409A Change in Control Event”); or

(c)	The Director’s “separation from service” from the Company, as determined under Section 409A of the Code (“Separation from Service”).

In no event will the Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any RSUs covered by this Agreement.

8 Dividend Equivalents. In the event that dividends are paid on Shares for which the dividend record date occurs between the Date of Grant and the date the RSUs are settled or forfeited, the Participant shall be credited with dividend equivalents in an amount equal to the value of dividends that would have been paid on a number of Shares equal to the number of RSUs covered by this Agreement that are held by the Participant as of the close of business on the record date for such dividend, and such dividend equivalents shall be subject to the same terms and conditions of the Plan and this Agreement (including vesting, forfeiture and payment provisions) applicable with respect to the RSUs to which such dividend equivalents relate, and to the extent the RSUs are forfeited, such dividend equivalents shall be forfeited. Dividend equivalents shall be distributed (without interest) in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of the dividend equivalents at the time of distribution.

9 Withholding Taxes. The Participant acknowledges and agrees that the Participant is not an employee of the Company and that, as an independent contractor, the Participant will be required to pay (and the Company will not withhold or remit) any applicable taxes in connection with the settlement of the RSUs.

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10 Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

11 Adjustments. Without limiting the applicability of any other provision of the Plan, the number of RSUs subject to this Agreement and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 13 of the Plan.

12 Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall materially adversely affect the rights of the Participant under this Agreement without the Participant’s written consent, and (b) the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with or avoidance of adverse tax consequences under Section 409A of the Code.

13 Severability. If one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14 Relation to Plan. This Agreement is subject to the terms and conditions of the Plan and in the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

15 Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16 Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction and will be subject to the dispute provisions set forth in Section 24 of the Plan.

17 Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with, or be exempt from, the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. This Agreement and the Plan shall be administered in a manner consistent with this intent. If the Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, payment hereunder of “nonqualified deferred compensation,” within the meaning of Section 409A, shall be subject to the “6-month delay” provisions of Section 14(c) of the Plan.

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18 Successors and Assigns. Without limiting Section 3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company unless terminated in compliance with the terms of Section 13 of the Plan.

19 Acknowledgement. The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

20 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

21. Recoupment. Notwithstanding any other provision of this Agreement, the RSUs and any Shares or other amount or property that may be issued, delivered or paid in respect of the RSUs, as well as any consideration that may be received in respect of a sale or other disposition of any such Shares or property, shall be subject to any recoupment, “clawback” or similar provisions of applicable law or agreement, as well as any recoupment or “clawback” policies of the Company that may be in effect from time to time.

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NU RIDE INC.

By:
Name:
Its:

PARTICIPANT

By:
Name:

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Schedule I

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